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                                                                 Exhibit 4(a)(5)


          THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of June 24, 1996, is entered into by and among ICF KAISER INTERNATIONAL, INC., a Delaware corporation (the "Company"), the BANK OF NEW YORK, a New York banking corporation (the "Trustee"), and the following GUARANTORS:

          Cygna Consulting Engineers and Project Management, Inc., a Delaware corporation ("Cygna"); ICF Kaiser Government Programs, Inc., a Delaware corporation ("ICFK-GP"); PCI Operating Company, Inc. ("PCI"); and Systems Applications International, Inc. "(SAI").

                                  WITNESSETH:

          WHEREAS, each Guarantor is either a direct or an indirect Wholly Owned Restricted Subsidiary of the Company;

          WHEREAS , on May 6, 1996, the Company entered into a Credit Agreement with Corestates Bank, N.A., as Agent, the banking institutions named therein (the "Banks"), and certain subsidiaries of the Company named therein (the "Subsidiary Guarantors"), as a successor Bank Credit Agreement;

          WHEREAS, as a condition to the Company's being permitted to include the Accounts Receivable of the Guarantors in the Borrowing Base pursuant to the Bank Credit Agreement, the Guarantors also must become Subsidiary Guarantors under the Bank Credit Agreement;

          WHEREAS, ICFK-GP became a Subsidiary Guarantor of the Bank Credit Agreement on May 6, 1996;

          WHEREAS, Cygna, PCI, and SAI have determined that it is desirable to become Subsidiary Guarantors under the Bank Credit Agreement;

          WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture dated as of January 11, 1994 (the "Indenture"), as supplemented, for the purpose of issuing Notes, and Section 10.01 of the Indenture provides that the Company (when authorized by a Board Resolution) and the Trustee for the Notes, at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to such Trustee, for any of the purposes set forth in said Section 10.01 (each a "Supplemental Indenture");

          WHEREAS, Section 5.11 of the Indenture requires that, prior to or concurrently with the Guarantors becoming Subsidiary Guarantors under the Bank Credit Agreement, the Company must cause the Guarantors to execute and deliver to the Trustee a Supplemental Indenture and a Indenture Guarantee (substantially in the form attached as Exhibit B to the Indenture) pursuant to which the Guarantors will unconditionally guarantee the payment of principal of, premium, if any, and interest on the Notes;

          WHEREAS, Section 5.11 of the Indenture further provides that the Indenture Guarantee referenced in the immediately preceding clause shall be subordinated in right of payment to any subsidiary guarantee granted by the Guarantors pursuant to the Bank Credit Agreement;

          WHEREAS, ICFK-GP became a Subsidiary Guarantor of the Bank Credit Agreement on May 6, 1996, and was already a Guarantor of the Indenture as of September 1, 1995;

          WHEREAS, Cygna, PCI, and SAI will become Subsidiary Guarantors under the Bank Credit Agreement and have determined that it is desirable simultaneously or concurrently to become Guarantors under the Indenture;

          WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the Executive Committee of the Board of Directors of the Company;
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          WHEREAS, the execution and delivery of this Supplemental Indenture and the Indenture Guarantees have been duly authorized by the Boards of Directors of the Guarantors;

          WHEREAS, the Company and the Guarantors have determined that it is desirable to enter into this Fifth Supplemental Indenture and have requested the Trustee to join with them in the execution of this Fifth Supplemental Indenture; and

          WHEREAS, the Trustee has accepted the trusts created by this Fifth Supplemental Indenture and in evidence thereof has joined in the execution hereof;

          NOW, THEREFORE, THIS FIFTH SUPPLEMENTAL INDENTURE WITNESSETH, that, in consideration of the premises and of acceptance by the Trustee of the trusts created hereby and by the Indenture, and also for and in consideration of the sum of One Dollar to the Company duly paid by the Trustee at or before the execution and delivery of this Supplemental Indenture, the receipt of which is hereby acknowledged, IT IS HEREBY COVENANTED AND AGREED, by and among the Company, the Guarantors, and the Trustee, as follows:

          1. Terms defined in the Indenture are used herein as therein defined.

          2. ICFK-GP acknowledges that it has executed and delivered to the Trustee the Second Supplemental Indenture and an Indenture Guarantee, both as of September 1, 1995.

          2. Each of Cygna, PCI, and SAI hereby acknowledge its execution and delivery of an Indenture Guarantee dated as of June 24, 1996, in the form authorized and approved by the Second Supplemental Indenture to the Indenture and attached as Exhibit B to the Indenture.

          IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, and the Company, the Guarantors, and the Trustee have caused their respective corporate seals to be hereunto affixed and attested, all as of June 24, 1996.

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